Exhibit 23.1



               CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion in the registration statement of Old Guard Group, Inc. on Form S-1 of our reports dated July 19, 1996, on our audits of the combined financial statements and financial statement schedules of Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company and Goschenhoppen - Home Mutual Insurance Company and Subsidiary as of December 31, 1995 and 1994 and for the three years then ended December 31, 1995, 1994 and 1993. We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand L.L.P

One South Market Square
Harrisburg, Pennsylvania
September 25, 1996